                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment ____)


                            CyberSource Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  23251M 10 9
--------------------------------------------------------------------------------
                                (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

               [_]  Rule 13d-1(b)

               [_]  Rule 13d-1(c)

               [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 2 of 13 Pages
--------------------------                            --------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Capital Corporation

      13-1500700
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,323,802
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
       EACH               0
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
       WITH          7
                          1,323,802
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,323,802
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 3 of 13 Pages
--------------------------                            --------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Capital Services, Inc.

      06-109035
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
       EACH               Not applicable.
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
       WITH          7
                          Disclaimed (see 9 below).
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable (see 9 above)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 4 of 13 Pages
--------------------------                            --------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Company

      14-0689340
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
       EACH               Not applicable.
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
       WITH          7
                          Disclaimed (see 9 below).
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Company.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 5 of 13 Pages
--------------------------                            --------------------------


Item 1(a)      Name of Issuer:

               CyberSource Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

               550 S. Winchester Blvd., Suite 301
               San Jose, California 95128


Item 2(a)      Name of Person Filing:

               General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS")
               General Electric Company ("GE")


               GE Capital is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE.

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               GE Capital:    260 Long Ridge Road, Stamford, CT
               GECS:          260 Long Ridge Road, Stamford, CT
               GE:            3135 Easton Turnpike, Fairfield, CT


Item 2(c)      Citizenship:

               GE Capital:    New York
               GECS:          Delaware
               GE:            New York


Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.001 per share.

Item 2(e)      CUSIP Number:

               23251M 10 9

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               Not applicable.


Item 4         Ownership:

               (a)-(c) The response of GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

               Each of GECS and GE hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital.

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 6 of 13 Pages
--------------------------                            --------------------------


Item 5         Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

Item 8         Identification and Classification of Members of the Group:

               Not applicable.

Item 9         Notice of Dissolution of Group:

               Not applicable.

Item 10        Certification

               Not applicable.

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 7 of 13 Pages
--------------------------                            --------------------------


Signature:     After reasonable inquiry and to the best of my knowledge and
---------      belief, I certify that the information set forth in this
               statement is true, complete and correct.

               Date: February 14, 2000


                                  GENERAL ELECTRIC CAPITAL CORPORATION



                                  By:      /s/ Michael E. Pralle
                                     -------------------------------------------
                                       Name: Michael E. Pralle
                                       Title:   Vice President
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--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 8 of 13 Pages
--------------------------                            --------------------------


Signature:     After reasonable inquiry and to the best of my knowledge and
---------      belief, I certify that the information set forth in this
               statement is true, complete and correct.

               Date: February 14, 2000


                                  GENERAL ELECTRIC CAPITAL SERVICES, INC.



                                  By:      /s/ Michael E. Pralle
                                     -------------------------------------------
                                       Name: Michael E. Pralle
                                       Title:   Attorney-in-Fact
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--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 9 of 13 Pages
--------------------------                            --------------------------


Signature:     After reasonable inquiry and to the best of my knowledge and
---------      belief, I certify that the information set forth in this
               statement is true, complete and correct.

               Date: February 14, 2000


                                  GENERAL ELECTRIC COMPANY



                                  By:       /s/ Michael E. Pralle
                                     -------------------------------------------
                                       Name: Michael E. Pralle
                                       Title:  Attorney-in-Fact

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 10 of 13 Pages
--------------------------                            --------------------------


                                 EXHIBIT LIST

EXHIBIT NO.                TITLE                                PAGE NO.
-----------                -----                                --------

   A             Joint Filing Agreement dated                      11
                 February 14, 2000 among GE
                 Capital, GECS and GE

   B             Power of Attorney of General                      12
                 Electric Company, dated as of April
                 30, 1998, naming, among others,
                 Michael E. Pralle as attorney-in-fact.

   C             Power of Attorney of General                      13
                 Electric Capital Services, Inc., dated
                 as of April 30, 1998, naming, among
                 others, Michael E. Pralle as attorney-
                 in-fact.

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 11 of 13 Pages
--------------------------                            --------------------------


                                                                       EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------

          This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by General Electric Capital Corporation with respect to the Common Stock of CyberSource Corporation. Further, each of the undersigned agrees that General Electric Capital Corporation, by any of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to CyberSource Corporation which may be necessary or appropriate from time to time.

Date: February 14, 2000

                                  GENERAL ELECTRIC CAPITAL CORPORATION


                                  By:       /s/ Michael E. Pralle
                                     -------------------------------------------
                                       Name:  Michael E. Pralle
                                       Title: Vice President


                                  GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                  By:       /s/ Michael E. Pralle
                                     -------------------------------------------
                                       Name:  Michael E. Pralle
                                       Title: Attorney-in-Fact


                                  GENERAL ELECTRIC COMPANY


                                  By:       /s/ Michael E. Pralle
                                     -------------------------------------------
                                       Name:  Michael E. Pralle
                                       Title: Attorney-in-Fact

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 12 of 13 Pages
--------------------------                            --------------------------


                                                                       EXHIBIT B


                               POWER OF ATTORNEY

     The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:        Joan C. Amble
                                   Nancy E. Barton
                                   Jeffrey S. Werner
                                   Michael A. Gaudino
                                   J. Gordon Smith
                                   Michael E. Pralle
                                   Paul J. Licursi

          Each Attorney shall have the power and authority to do the following:

          To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                            General Electric Company


     (Corporate Seal)
                                            By:   /s/ Philip D. Ameen
                                               --------------------------------
                                               Philip D. Ameen, Vice President

Attest:

   /s/ Robert E. Healing
---------------------------------------
Robert E. Healing, Attesting Secretary

--------------------------                            --------------------------
  CUSIP NO.: 23251M 10 9              13G                 Page 12 of 13 Pages
--------------------------                            --------------------------


                                                                       EXHIBIT C

                               POWER OF ATTORNEY

     The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:
                                  Michael A. Gaudino
                                  J. Gordon Smith
                                  Michael E. Pralle
                                  Paul J. Licursi

          Each Attorney shall have the power and authority to do the following:

          To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                       General Electric Capital Services, Inc.


     (Corporate Seal)
                                       By:   /s/ Nancy E. Barton
                                       -----------------------------------------
                                       Nancy E. Barton, Senior Vice President

Attest:

   /s/  Brian T. McAnaney
---------------------------------
Brian T. McAnaney, Assistant Secretary